Exhibit 11

                         NBTY, INC. AND SUBSIDIARIES
               Statement Re Computation of Per Share Earnings
                Years ended September 30, 2000, 1999 and 1998

(Dollars and shares in thousands)

                                               Years Ended September 30,
                                            ------------------------------
                                            2000          1999         1998
                                            ----          ----         ----

Net income                                 $51,508       $27,279      $38,840
                                           ==================================

Weighted average common shares
 outstanding:
  Common shares - basic                     67,327        69,640       65,563

  Common share equivalents (1)               1,991         1,186        4,284
                                           ----------------------------------

  Common shares -diluted                    69,318        70,826       69,847
                                           ==================================

Basic net income per share                 $  0.77       $  0.39      $  0.59
                                           ==================================

Diluted net income per share               $  0.74       $  0.39      $  0.56
                                           ==================================

-------------------

<F1>  Common share equivalents consist of dilutive stock options.